Exhibit 99.1

FOR IMMEDIATE RELEASE

ESMARK INCORPORATED RECEIVES $110 MILLION FINANCING

PACKAGE FROM ESSAR STEEL HOLDINGS

WHEELING, WV, May 5, 2008 – Esmark Incorporated (NASDAQ: ESMK) (the “Company”) today announced that Essar Steel Holdings Limited (“Essar”) has completed a new $31 million term loan facility to its wholly owned subsidiary Esmark Steel Services Group, Inc. and refinancing of the existing $79 million Government guaranteed Wheeling-Pittsburgh Steel Corporation term loan. The new maturity date of these term loans is the earlier of 15 days following the consummation of the proposed merger with Essar or June 1, 2009.

The loans carry an interest rate of LIBOR plus 0.50% and mature on June 1, 2009, except in the event of a “change of control” not involving Essar in which case the interest rate retroactively increases to LIBOR plus 6.5%.

As a result of the refinancing of the WPSC term loan, the maturity date of the Company’s revolving credit facilities have been extended to the earlier of 15 days following the consummation of the proposed merger with Essar or September 30, 2008.

James P. Bouchard, Chairman and Chief Executive Officer, stated, “With the funding of the new term loan and refinancing of the existing WPSC term loan, we not only increase overall Company liquidity but now have released the guarantees from the federal government and the State of West Virginia, many remember that $250 million loan in 2003 that loan came at a critical time in Wheeling-Pittsburgh’s history and was made possible through the support of the Loan Board and Senators Byrd and Rockefeller. We also extend our thanks to Governors Manchin and Strickland as well as Leo Girard and the United Steelworkers for their active support in enabling this Company to expand and compete more effectively in the marketplace. Finally, we want to thank Essar for becoming a significant and valued stakeholder in our Company and its future.”

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to (i) the risk that the conditions to closing under the proposed Esmark / Essar merger transaction may not be satisfied, (ii) uncertainties concerning the United Steelworkers right to bid and agreement, and (iii) certain other risks detailed in the other reports and filings with the SEC by the Company, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing views as of any subsequent date. While the Company may elect to update forward-looking statements from time to time, it specifically disclaims any obligation to do so.

About Esmark Incorporated

Esmark Incorporated is a vertically integrated steel producer and distributor, combining steel production capabilities through both blast furnace and electric arc furnace technologies with the just-in-time delivery of value-added steel products to a broad customer base concentrated in the Ohio Valley and Midwest regions. Currently headquartered in Wheeling, WV, the Company is a producer of carbon flat-rolled products for the construction, container, appliance, converter/processor, steel service center, automotive and other markets. The company’s products include various sheet products such as hot rolled, cold rolled, hot dipped galvanized, electro-galvanized, black plate and electrolytic tinplate. More information about Esmark can be found at www.esmark.com.

About Essar Steel Holdings Limited (ESHL)

ESHL is a global producer of steel covering India, Canada, USA, the Middle East and Asia. It is a fully integrated flat carbon steel manufacturer - from iron ore to ready-to-market products - supplying highly discerning customers in the automotive, white goods, construction, engineering and shipbuilding industries. With a current capacity of 8 million tons, Essar’s expansion in India, Asia and North America is expected to result in an increase in capacity to 20 to 25 million tons by 2012.

Media Contacts: Dennis Halpin, 304.234.2421 (office) or 304.650.6474 (mobile), dhalpin@esmark.com; Bill Keegan, Edelman, 312.927.8424 (mobile), bill.keegan@edelman.com

Investor Relations Contact: Dennis Halpin, 304.234.2421 (office) or 304.650.6474 (mobile), dhalpin@esmark.com

###

Important Information

This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. In the event the parties enter into a definitive merger agreement and following the commencement of the offer contemplated thereby, Esmark will file a solicitation/recommendation statement with respect to the offer. Once filed, Esmark stockholders should read these materials carefully prior to making any decisions with respect to the offer because they will contain important information, including the terms and conditions to the offer.

Once filed, Esmark stockholders will be able to obtain the offer to purchase, the solicitation/recommendation statement and related materials with respect to the offer free of charge at the SEC’s site at www.sec.gov, or from Esmark.